Execution Version

CONFIDENTIAL INFORMATION, MARKED BY BRACKETS AND ASTERISKS ([***]), IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THIS OMITTED INFORMATION.

PURCHASE AND SALE AGREEMENT
BETWEEN
PETROQUEST ENERGY, L.L.C.
AS SELLER
AND
WSGP GAS PRODUCING, LLC
AS BUYER

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[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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6.14 [***]	27
6.15 Production Imbalances	27
6.16 [***]	27
6.17 [***]	27
6.18 [***]	28
6.19 Liens	28
6.20 Bankruptcy	28
6.21 [***]	28
6.22 [***]	28
6.23 [***]	28
6.24 [***]	28
ARTICLE 7 BUYER’S REPRESENTATIONS AND WARRANTIES	29
7.1 Organization and Good Standing	29
7.2 Authority; Authorization of Agreement	29
7.3 No Violations	29
7.4 Liability for Brokers’ Fees	29
7.5 Claims, Disputes and Litigation	30
7.6 Bankruptcy	30
7.7 Financing; Resources and Other Capabilities	30
7.8 Independent Evaluation	30
7.9 Accredited Investor	30
ARTICLE 8 COVENANTS	30
8.1 Release of Liens	30
8.2 Consents	30
8.3 Approvals of Governmental Authorities	31
8.4 Efforts	32
8.5 Governmental Bonds	33
8.6 Records in Seller’s Possession	33
8.7 Preferential Rights	34
ARTICLE 9 [INTENTIONALLY OMITTED]	34
ARTICLE 10 THE CLOSING	34
10.1 Closing	34
10.2 Obligations of Seller at Closing	34
10.3 Obligations of Buyer at Closing	35
10.4 Option Rights	35
10.5 Employees	36
ARTICLE 11 [INTENTIONALLY OMITTED]	36
ARTICLE 12 TAXES	36
12.1 Like Kind Exchange	36
12.2 Cooperation on Tax Matters	36
12.3 Property and Excise Taxes	37
12.4 Severance Taxes	37
12.5 Transfer Taxes	37

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[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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ARTICLE 13 MISCELLANEOUS	38
13.1 Notices	38
13.2 Transaction and Filing Costs	39
13.3 Amendments and Severability	39
13.4 Successors and Assigns	39
13.5 Headings	39
13.6 Governing Law; Jurisdiction; Waiver of Trial by Jury	39
13.7 No Partnership Created	40
13.8 Public Announcements	40
13.9 No Third Party Beneficiaries	40
13.10 Waiver; Rights Cumulative	40
13.11 Construction	41
13.12 Conspicuousness of Provisions	41
13.13 Execution in Counterparts	41
13.14 Entire Agreement	41
EXHIBITS AND SCHEDULES
EXHIBIT A-1        Leases
EXHIBIT A-2        Wells
EXHIBIT A-3        Pooling Orders
EXHIBIT A-4        Marketing Agreements
EXHIBIT A-5        Salt Water Disposal Assets
EXHIBIT B        Excluded Assets
EXHIBIT C        Certificate of Non-Foreign Status
EXHIBIT D        Form of Assignment
EXHIBIT E        Contract Operating Services Agreement

SCHEDULE 2.4    Preliminary Settlement Statement
SCHEDULE 2.6    Purchase Price Allocation
SCHEDULE 6.3    Consents or Approvals
SCHEDULE 6.5    Legal Proceedings
SCHEDULE 6.7    Tax Matters
SCHEDULE 6.8    Material Contracts
SCHEDULE 6.9    Violation of Laws
SCHEDULE 6.10    Preferential Purchase Rights
SCHEDULE 6.12    Contested Royalties
SCHEDULE 6.13    Current Commitments
SCHEDULE 6.14    Environmental
SCHEDULE 6.15    Imbalances
SCHEDULE 6.16    Lease Termination Notices
SCHEDULE 6.18    Well Issues
SCHEDULE 8.1    Liens
SCHEDULE 8.5    Bonds

4

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PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (together with the Exhibits and Schedules made a part hereof, this “Agreement”), dated the 4th day of June, 2015 (the “Execution Date”), is made by and between PetroQuest Energy, L.L.C., a Louisiana limited liability company (“Seller”), and WSGP Gas Producing, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”:
WHEREAS, Seller desires to sell and Buyer desires to purchase the oil and gas leases, wells, royalty interests, operating rights and other properties, interests, assets and rights comprising the Assets;
NOW, THEREFORE, for a good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS
1.1    Definitions; References and Construction. In this Agreement, capitalized terms have the meanings provided in this Article 1, unless defined elsewhere in this Agreement. All defined terms include both the singular and the plural of such terms. All references to Sections refer to Sections in this Agreement, and all references to Exhibits or Schedules refer to Exhibits or Schedules made a part of this Agreement. When the term “herein” is used in this Agreement, reference is made to the entire Agreement and not to any particular Section or subparagraph of a Section. The word “including” shall mean including without limitation. The words “shall” and “will” are interchangeably used throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used.
“1031 Exchange” has the meaning set forth in Section 12.1.
“Accounting Referee” means PricewaterhouseCoopers, or similar nationally recognized firm.
“Adjusted Purchase Price” has the meaning set forth in Section 2.2(a).
“Adjustments” means the adjustments to the Base Purchase Price pursuant to Section 2.3.
“AFEs” has the meaning set forth in Section 6.13.
“Affiliate” means any Person that, directly or indirectly, through one or more entities, controls or is controlled by or is under common control with the Person specified. For the purpose of the immediately preceding sentence, the term “control” means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

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“Affiliate Assignment” means an assignment substantially in the form attached hereto as Exhibit D, assigning those Assets set forth on Exhibit A-5 to Buyer’s Affiliate USG Surface Facilities I, LLC.
“Aggregate Indemnity Deductible” means [***].
“Agreement” has the meaning set forth in the introductory paragraph
“Allocated Values” has the meaning set forth in Section 2.6(a).
“Assets” has the meaning set forth in Section 2.1.
“Assignment” means a document in the form of Exhibit D.
“Assumed Liabilities” has the meaning set forth in Section 2.8.
“Barrel” or “Bbl” means 42 U.S. gallons.
“Base Purchase Price” has the meaning set forth in Section 2.2(a).
“BLM” means the Bureau of Land Management, Department of the Interior, United States of America.
“Business Day” means a Day other than Saturday, Sunday or any other Day when federally chartered banks in the United States are required to be closed.
“Buyer” has the meaning set forth in the introductory paragraph.
“Buyer Group” means Buyer and its Affiliates together with its and their members, partners, officers, directors, managers, agents, representatives, consultants and employees.
“Certificate of Non-Foreign Status” means a certificate in the form of Exhibit C.
“Claims” means any and all written claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, fees, expenses and costs (including reasonable attorneys’ fees and costs of litigation).
“Close” or “Closing” means the consummation of the sale of the Assets from Seller to Buyer, including execution and delivery of all documents and other legal consideration as provided for in this Agreement pursuant to Article 10.
“Closing Amount” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 10.1.
“Code” means the Internal Revenue Code of 1986, as amended.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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“Contracts” has the meaning set forth in Section 2.1(c).
“Contract Operating Services Agreement” means that certain Contract Operating Services Agreement in the form of Exhibit E, to be executed by the Parties contemporaneously with the execution of this Agreement.
“Cooperating Party” has the meaning set forth in Section 12.1
“Customary Post-Closing Consents” means consents and approvals from Governmental Authorities that are customarily obtained after Closing in connection with a transaction similar to the one contemplated by this Agreement.
“Day” means a calendar day consisting of 24 hours from midnight to midnight.
“DDA Properties” means all of Seller’s right, title and interest in and to the “Development Assets” as such term is defined in that certain Drilling and Development Agreement dated June 18, 2014, by and between Seller and USG Properties Woodford I, LLC (including any leases identified as “DDA Excluded Leases” set forth on Exhibit B), together with Seller’s right, title and interest in any royalties, overriding royalties, net profits interests, carried interests, or mineral fee interests to the extent attributable to the “Development Assets,” and any Hydrocarbon wells drilled pursuant to such Drilling and Development Agreement Agreement and any other real or personal property associated with the ownership and/or operation of any of the foregoing.
“Deferred Purchase Price” has the meaning set forth in Section 2.2(b).
“Deferred Period” has the meaning set forth in Section 2.2(b).
“Dollars” means United States Dollars.
“E&P Business” means the business and operations conducted by Seller in its ordinary course of business to the extent pertaining to the Assets.
“Effective Time” means January 1, 2015, at 12:01 a.m. local time where the Assets are located.
“Environmental Condition” shall mean (a) any condition existing on or prior to the Closing Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset to not be in material compliance with any Environmental Laws, or (b) any environmental release of Hazardous Substance which could reasonably be expected to result in any material liability to Seller (including with respect to any remedial or corrective action) arising under existing Environmental Laws.
“Environmental Laws” means any and all Laws relating to the prevention of pollution, the preservation and restoration of environmental quality, the protection of human health, wildlife or environmentally sensitive areas, the remediation of contamination, the generation, handling, treatment, storage, transportation, disposal or release into the environment of waste materials, or the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful. Environmental Laws include all applicable judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority pursuant to theforegoing. Unless expressly included in and required by applicable requirements of statutes, regulations, judicial and administrative Orders, consent decrees or directives issued by a Governmental Authority included in Environmental Laws, Environmental Laws do not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well or pipeline operators or recommended but not required by a Governmental Authority. Furthermore, Environmental Laws do not include the Occupational Safety and Health Act or any other Law governing worker safety or workplace conditions.
“Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative, and/or monitoring costs and any other related costs and expenses), damages, natural resource damages, settlements, consulting fees, expenses, assessments, liens, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, and reasonable attorney fees incurred or imposed (a) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any Governmental Authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (b) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of Hazardous Materials or any violation of, or any remediation obligation under, any Environmental Laws that is attributable to (or for which any liability or responsibility is incurred or imposed as a result of) the ownership or operation of the Assets prior to, at or after the Closing Date, or (c) as a result of Environmental Conditions; provided, however, that Environmental Liabilities shall not include any Claims for which Seller is required to indemnify Buyer pursuant to Article 4.
“Equipment” has the meaning set forth in Section 2.1(f).
“Exchange Party” has the meaning set forth in Section 12.1.
“Excise Taxes” has the meaning set forth in Section 12.3.
“Excluded Assets” means (a) those assets, interests, rights and contracts described on Exhibit B; (b) any Assets subject to a Hard Consent which are excluded from the Assets pursuant to Section 8.2; (c) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (d) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (e) all rights and interests relating to the Assets, (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (f) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective

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Time; (g) any Tax refunds or Tax carry-forwards amounts attributable to the Assets prior to the Effective Time or to Seller’s business generally; (h) all personal computers, network equipment and associated peripherals and telephone equipment (including cellular telephones); (i) vehicles; (j) all of Seller’s proprietary computer software (including the CC 9000 security software), patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (k) to the extent not materially interfering with Buyer’s ownership and operation of the Assets, concurrent rights and interests with Buyer in, to and under the Contracts, Surface Contracts and Permits, to the extent, and only to the extent, necessary to own, operate and/or develop the Retained Depths and/or any of the other Excluded Assets.
“Excluded Records” has the meaning set forth in Section 2.1(h).
“Excluded Working Interest” means [***].
“Execution Date” has the meaning set forth in the introductory paragraph.
“Final Settlement Statement” has the meaning set forth in Section 2.5.
“Governmental Authority” means any federal, state, local, municipal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having jurisdiction.
“Hard Consent” has the meaning set forth in Section 8.2(b).
“Hazardous Materials” shall mean any substance or material that is, or if released or disposed of would be, designated, classified, characterized or regulated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “pollutant” or “contaminant” under Environmental Laws.
“Hedges” means any swap, collar, floor, cap, option or other Contract that is intended to eliminate or reduce the risk of fluctuations in the price of Hydrocarbons.
“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.
“Imbalance” means over-production or under-production or over-deliveries or under-deliveries on account of (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well constituting part of the Assets and allocable to the interests of Seller, and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller and (b) any marketing imbalance between the quantity of Hydrocarbons constituting part of the Assets and required to be delivered by or to Seller under any Contracts relating to the purchase and sale, gathering, transportation, storage, treating, processing, or

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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marketing of Hydrocarbons and the quantity of Hydrocarbons actually delivered by or to Seller pursuant to the applicable Contracts.
“Indemnity Claim” has the meaning set forth in Section 4.6.
“Indemnity Claim Notice” has the meaning set forth in Section 4.6.
“Indemnity Obligations” mean the obligations of a Party to RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the other Party from and against specified Claims as provided in this Agreement.
“Individual Indemnity Threshold” has the meaning set forth in Section 4.4(b).
“Knowledge” means (a) with respect to Seller, the actual knowledge of the following individuals [***] and (b) with respect to Buyer, the actual knowledge of the following individuals [***].
“Laws” means any and all laws, statutes, ordinances, permits, decrees, writs, injunctions, Orders, codes, judgments, principles of common law, rules or regulations that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Leases” has the meaning set forth in Section 2.1(a).
“Legal Proceedings” means any and all proceedings, suits and causes of action by or before any Governmental Authority and all arbitration proceedings.
“Lowest Cost Remediation Amount” means, with respect to an Environmental Condition, the lowest cost of response and/or remediation required or permitted under Environmental Law that completely addresses and resolves (for current use in the same manner as currently used) the identified Environmental Condition in its entirety.
“Material Adverse Effect” means a change, event, circumstance, development, state of facts or condition that (a) results, or would reasonably be expected to result, in a material adverse effect on the Assets (as currently owned and operated) or the results of operations of Seller with respect to the Assets, individually, or taken as a whole or (b) materially impairs, prevents, delays or makes impossible the consummation of the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (i) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) changes in general market, economic, financial or political conditions (including changes in commodity prices (including Hydrocarbons), fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (iii) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located; (iv) acts of God, including storms or meteorological events; (v) orders, actions or failures to act of Governmental Authorities; (vi) civil unrest or similar

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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disorder, the outbreak of hostilities, terrorist acts or war; (vii) any actions taken or omitted to be taken (A) by or at the written request or with the prior written consent of Buyer or (B) as expressly permitted or prescribed hereunder; (viii) a change in Laws or in GAAP interpretation from and after the Execution Date; (ix) reclassification or recalculation of reserves in the ordinary course of business; and (x) natural declines in well performance.
“Material Contracts” has the meaning set forth in Section 6.8(a).
“MCF” means thousand cubic feet.
“Net Revenue Interest” means the interest (expressed as a percentage or decimal fraction) as set forth on Schedule 2.6, in and to Hydrocarbons produced from or allocated to a Well or Well Location.
“Non-Party” means any Person other than the Parties or their respective Affiliates.
“Oil and Gas Properties” has the meaning set forth in Section 2.1(b).
“Operating Expenses” shall mean Seller’s obligation for any and all costs and expenses (including lease operating expenses, drilling and completion costs, plugging and abandonment costs, seismic costs, workover costs, capital expenditures, costs of performing title due diligence (including the preparation of title opinions and mineral ownership reports), permitting costs, costs related to obtaining rights-of-ways or easements for operations, joint interest billings, overhead charges, Taxes and all insurance premiums or any other costs of insurance attributable to Seller’s and/or its Affiliates’ insurance and to coverage periods from and after the Effective Time but excluding in all cases, all costs and expenses of bonds, letters of credit or other surety instruments) which relate to the Assets and are incurred by Seller in connection with the ownership, operation, development or maintenance of the Assets in the ordinary course of business, but excluding liabilities, losses, costs, and expenses attributable to:
(i)    claims, investigations, administrative proceedings, arbitration or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or other torts, illness or death; property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock, and other personal property in the ordinary course of business);
(ii)    violation of any Law (or private cause or right of action under any Law);
(iii)    environmental damage or liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments, or Equipment under applicable Environmental Law;
(iv)    title and environmental claims (including claims that Leases have terminated);

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(v)    claims of improper calculation or payment of royalties (including overriding royalties and other burdens on production) related to deduction of post-production costs or use of posted or index prices or prices paid by Affiliates;
(vi)    gas balancing and other production balancing obligations for which there is an adjustment to the Base Purchase Price hereunder;
(vii)    overhead, except to the extent due and owing pursuant to a joint operating agreement associated with the Assets;
(viii)    any claims for indemnification, contribution, or reimbursement from any third Person with respect to liabilities, losses, costs, and expenses of the type described in preceding clauses (i) through (vii), whether such claims are made pursuant to contract or otherwise.
“Operative Documents” means those documents referenced in Sections 10.2 and 10.3.
“Option Leases” has the meaning set forth in Section 10.4(a).
“Option Period” has the meaning set forth in Section 10.4(a).
“Option Properties” has the meaning set forth in Section 10.4(a).
“Order” means any order, judgment, injunction, non-appealable final order, ruling or decree of any court or other Governmental Authority.
“Party” or “Parties” has the meaning set forth in the introductory paragraph.
“Permits” has the meaning set forth in Section 2.1(e).
“Permitted Encumbrances” means with respect to any Asset any and all of the following:
(a)    consents to assignment and similar contractual provisions affecting such Asset including Customary Post-Closing Consents to the extent such consents are addressed pursuant to Section 8.2;
(b)    preferential rights to purchase and similar contractual provisions affecting such Asset insofar as the same have been waived or complied with in accordance with the terms thereof;
(c)    required notices to and filings with any Governmental Authority in connection with the consummation of the transaction contemplated by this Agreement;
(d)    rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such Asset in any manner whatsoever and all Laws of such Governmental

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Authorities, provided that the foregoing does not reduce the Net Revenue Interest or increase the Working Interest of the associated Well(s) and/or Well Locations;
(e)    easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, equipment, pipelines, utility lines and structures on, over or through such Asset that do not (i) materially detract from the value of or materially affect or impair the ownership, use or operation of such Asset or (ii) reduce the Net Revenue Interest or increase the Working Interest of the associated Well(s) and/or Well Locations;
(f)    liens for Taxes or assessments not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;
(g)    liens of operators relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;
(h)    any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such Asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) materialman’s, mechanics’, repairmen’s, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent or, if delinquent, that are being contested in good faith in the normal course of business, the responsibility for which is retained by Seller;
(i)    conventional rights of reassignment upon final intention to abandon or release an Asset;
(j)    any liens or security interests created by Law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of the agreements, instruments and documents or records that create or reserve such Asset;
(k)    any obligations or duties affecting such Asset to any Governmental Authority with respect to any franchise, grant, license or permit of record or contained in the Records;
(l)    the terms and conditions of the Leases;
(m)    the Contracts set forth on Schedule 6.8;
(n)    zoning and planning ordinances and municipal regulations; and
(o)    the terms and conditions of this Agreement.
“Person” means an individual, group, partnership, corporation, limited liability company, trust or other entity.
“Preferential Right” has the meaning set forth in Section 6.10.

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“Preferential Right Property” has the meaning set forth in Section 8.7(a).
“Preliminary Settlement Statement” has the meaning set forth in Section 2.4.
“Prime Rate” means the rate of interest published and updated from time to time by the Wall Street Journal as the “prime” rate.
“Property Taxes” has the meaning set forth in Section 12.3.
“Purchase Price Allocation” has the meaning set forth in Section 2.6(b).
“Records” has the meaning set forth in Section 2.1(h).
“Retained Depths” means the oil, gas and/or mineral leases, covering those depths that are excluded as set forth on Exhibit B.
“Retained Liabilities” means the following obligations:
(a)    any and all obligations, liabilities and Claims in any way relating to the ownership and/or operation of the Assets, excluding, in each case, Environmental Liabilities, arising during, related to or otherwise attributable to the period prior to the Effective Time;
(b)    all obligations and amounts owed to any employees of Seller relating to the employment of such individuals by Seller or the termination of employment of such individuals by Seller;
(c)    all obligations and liabilities owed to any employees of Seller arising under any employee benefit or welfare plan maintained by Seller;
(d)    all Claims asserted by any employee of Seller for bodily injury or death prior to the Effective Time;
(e)    all Claims asserted by any Non-Parties for bodily injury to or death of such Non-Parties or damage to property owned by such Non-Parties to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Effective Time;
(f)    all Hedges of Seller;
(g)    the disposal or transportation of any Hazardous Material to any location not on the Assets or lands pooled or unitized therewith to the extent resulting or arising from, or attributable to, the use, ownership or operation of the Assets and attributable to periods prior to the Closing Date;
(h)    the responsibility for the disposition of and the liabilities and obligations with respect to the Legal Proceedings relating to the Assets and filed prior to the Effective Time, including those described on Schedule 6.5; and

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(i)    all Claims relating to any Taxes imposed on or with respect to Seller or any of its Affiliates other than Taxes allocated to Buyer pursuant to Sections 12.3, 12.4 and 12.5;
provided, however, nothing herein related to the definition of Retained Liabilities (or any obligations of Seller related thereto (including Indemnity Obligations)) shall affect or restrict Seller’s rights against Buyer under any prior agreement between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand, (including rights off contribution, offset or indemnity).
“Seller” has the meaning set forth in the introductory paragraph.
“Seller Bonds” has the meaning set forth in Section 8.5.
“Seller Employees” has the meaning set forth in Section 10.5.
“Seller Group” means Seller and its Affiliates, together with its and their members, partners, officers, directors, managers agents, representatives, consultants and employees.
“Shallow Depth Properties” means the Retained Depths, together with Seller’s right, title and interest in any royalties, overriding royalties, net profits interests, carried interests, or mineral fee interests to the extent attributable to the Retained Depths, and any Hydrocarbon wells producing from the Retained Depths and any other real or personal property associated with the ownership and/or operation of any of the foregoing.
“Specified Representations and Warranties” means the representations and warranties of Seller set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6 and 6.12.
“Surface Contracts” has the meaning set forth in Section 2.1(d).
“Suspense Funds” means those proceeds from the sale of Hydrocarbons attributable to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests that are held by Seller in suspense as of the Closing Date including royalty proceeds held in suspense.
“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Taxing Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, and including any liability for any of the foregoing items that arises by reason of transferee or successor liability.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

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“Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Transfer Taxes” has the meaning set forth in Section 12.5.
“Treasury” means the United States Department of the Treasury.
“Units” has the meaning set forth in Section 2.1(b).
“Wells” has the meaning set forth in Section 2.1(a).
“Well Location” means the Oil and Gas Property relating to each “PUD”, “PRB”, or “POS” listed on Schedule 2.6.
“Working Interest” means the percentage of costs and expenses associated with the exploration, drilling, development, operation and abandonment of any Well or Well Location required to be borne with respect thereto as set forth on Schedule 2.6.
ARTICLE 2
SALE OF ASSETS/PURCHASE PRICE
2.1    Purchase and Sale of Assets. Subject to and in accordance with the terms and conditions of this Agreement, Seller agrees to sell and assign to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the following (such right, title and interest of Seller in and to the following (less and except the Excluded Assets and the Excluded Working Interest), collectively, the “Assets”):
(a)    all oil and gas leases, oil, gas and mineral leases, mineral servitudes, subleases and other leaseholds, royalties, overriding royalties, net profits interests, carried interests, mineral fee interests, farmout rights and operating and record title rights (as such terms are commonly used by the BLM) that are described on Exhibit A-1 (in each case, subject to the depth limitations set forth on Exhibit A-1), and including all other right, title and interest of Seller in and to the lands covered by or described in the instruments described on Exhibit A-1 (subject to the depth limitations set forth on Exhibit A-1), whether or not such rights, titles and interests are listed on Exhibit A-1 (collectively, the “Leases”); and any and all Hydrocarbon, source water, CO2, disposal or injection wells (whether producing, inactive, temporarily or permanently abandoned, shut-in or otherwise) on the Leases or Units, including the interests in the wells described on Exhibit A-2 (collectively, the “Wells”);
(b)    all pooled, communitized or unitized acreage, whether voluntarily formed or established by order of the Oklahoma Corporation Commission or under communitization agreements with the Bureau of Indian Affairs, that includes all or part of any Leases or the Wells, including those formed pursuant to the pooling orders set forth on Exhibit A-3 (the “Units”), and

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all tenements, hereditaments and appurtenances belonging to the Leases, Wells and Units (together with the Leases, Wells, and Units, the “Oil and Gas Properties”);
(c)    all contracts, agreements and instruments existing as of the Closing Date by which the Oil and Gas Properties are bound or subject or that relate to or are otherwise applicable with respect to the Oil and Gas Properties, including operating agreements, unitization, pooling, and communitization agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farm in and farm out agreements, exploration agreements, participation agreements, marketing agreements (including those marketing agreements set forth on Exhibit A-4), exchange agreements, transportation agreements, gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing and treating agreements, including the contracts, agreements and instruments listed on Schedule 6.8, but provided the term “Contracts” does not include (i) the Leases and the Surface Contracts, (ii) any joint operating agreement to the extent relating to the Excluded Working Interest and (iii) any Pre-Pooling Letter Agreement (the foregoing, subject to such exclusions, the “Contracts”);
(d)    to the extent assignable, all surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other rights to use the surface appurtenant to, and used or held for use in connection with, the Oil and Gas Properties, including those instruments set forth on Exhibit A-5 (the foregoing, the “Surface Contracts”);
(e)    to the extent assignable, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any Governmental Authority that are primarily related to the use, ownership or operation of any of the Oil and Gas Property or Equipment (the “Permits”);
(f)    all equipment, machinery, fixtures, facilities, gathering systems, pipelines, flow lines, tank batteries, and materials, abandoned property, junk and other tangible personal property, fixtures and improvements used or held for use in connection with the ownership or operation of the Oil and Gas Properties or the Surface Contracts, together with any movables and immovables located on the Oil and Gas Properties or the Surface Contracts (the foregoing, subject to such exclusions, the “Equipment”);
(g)    all Hydrocarbons produced from or attributable to the Oil and Gas Properties after the Effective Time; all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane and gasoline inventories from the Oil and Gas Properties in storage as of the Effective Time (including pipeline inventories and linefill); all Imbalances as of the Effective Time, together with all proceeds of any thereof; and all make-up rights attributable to the period of time from and after the Effective Time with respect to take-or-pay arrangements;
(h)    to the extent assignable, the data and records of Seller (including lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; geological and geophysical data and files; technical evaluations and technical outputs; and other books, records,

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data, files and accounting records) to the extent relating to the Oil and Gas Properties or the other Assets, excluding:
(1)    all corporate, financial, Tax and legal data and records of Seller that relate to Seller’s business generally;
(2)    any data and records to the extent disclosure or transfer is prohibited, or subjected to payment of a fee or other consideration, by any license agreement or other agreement with a Person other than Affiliates of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;
(3)    all legal records and legal files of Seller, including, but not limited to, all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, Surface Contracts, title opinions, Contracts and Seller’s working files for any Claims included in the Assumed Liabilities);
(4)    any data and records relating to the sale of the Assets, including bids received from and records of negotiations with Non-Parties;
(5)    any data and records constituting or relating solely to the Excluded Assets;
(6)    to the extent not assignable without the payment of fees or other penalties to Persons other than Affiliates of Seller or the securing of a licensor’s consent, unless Buyer has secured such consent in writing, all seismic, geological, geochemical or geophysical data licensed by Seller and interpretations of such data; and
(7)    employee information, internal valuation data, business plans, reserve reports, business studies, and transaction proposals pertaining to the sale of the Assets and related correspondence.
(The data and records referred to in Clauses (1) through (7) shall hereinafter be referred to as the “Excluded Records” and, subject to such exclusions, the data and records described in this Section 2.1(h) shall be referred to as the “Records”);
(i)    All (A) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, attributable to the Assets with respect to periods of time from and after the Effective Time; (B) liens and security interests in favor of Seller, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent arising in favor of Seller as the operator or non-operator of any Oil and Gas Property; and (C) indemnity, contribution, and other such rights in favor of Seller or its Affiliates, to the extent relating to obligations or liabilities assumed by Buyer pursuant to this

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Agreement or otherwise borne or paid by Buyer or with respect to which Buyer has an obligation to indemnify Seller;
(j)    All rights of Seller to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether before, on, or after the Effective Time, to the extent relating to the obligations assumed by Buyer pursuant to this Agreement or with respect to which Buyer has an obligation to indemnify Seller; and
(k)    To the extent assignable, all franchises, licenses, permits, approvals, consents, certificates and other authorizations, and other rights granted by third Persons, and all certificates of convenience or necessity, immunities, privileges, grants, and other such rights that relate to, or arise from, the Assets or the ownership or operation thereof.
The Assets shall not include the Excluded Assets or the Excluded Working Interest.
2.2    Purchase Price.
(a)    The total purchase price, subject to adjustment in accordance with the terms of this Agreement, to be paid to Seller by Buyer for the Assets is $280,000,000 (the “Base Purchase Price”), with $14,000,000 of the Base Purchase Price (the “Deferred Purchase Price”) to be paid to Seller post-Closing in accordance with Section 2.2(b). The Base Purchase Price shall be adjusted as set forth in Section 2.3 (as so adjusted, the “Adjusted Purchase Price”). The estimate set forth on Schedule 2.4 (which shall take into account the Deferred Purchase Price as set forth in Section 2.2(b)) constitutes the Dollar amount to be paid by Buyer to Seller at Closing by wire transfer of immediately available funds to an account designated by Seller (the “Closing Amount”).
(b)    During the 180 day period following the Closing Date (the “Deferred Period”), for each of the first 14 Wells spudded by Seller (or an Affiliate of Seller) as contract operator under the Contract Operating Services Agreement, Buyer shall pay Seller, within 10 Business Days of Buyer’s receipt of a written invoice from Seller following the spud date, $1,000,000 of the Deferred Purchase Price by wire transfer of immediately available funds to an account designated by Seller. If, at the end of the Deferred Period, any portion of the Deferred Purchase Price has not been paid to Seller, Buyer shall pay Seller, within 10 Business Days of Buyer’s receipt of a written invoice from Seller following the end of the Deferred Period, the remaining portion of the Deferred Purchase Price that has not been previously paid to Seller in accordance with this Section 2.2(b).
2.3    Purchase Price Adjustments. The Base Purchase Price shall be adjusted, without duplication, as follows:
(a)    Upward by the sum of the following:
(i)    an amount equal to the value of all oil, condensate and scrubber liquids inventories and ethane, propane, iso-butane, nor-butane, and gasoline inventories from the Assets in storage as of the Effective Time, with the value to be based on $3.00 per MCF and $60.00 per Barrel, less amounts payable as royalties, overriding

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royalties and other burdens upon, measured by or payable in respect of such Hydrocarbons;
(ii)    an amount equal to all Operating Expenses, paid by Seller that are attributable to the Assets from and after the Effective Time, whether paid before or after the Effective Time, including, without duplication of any other amounts set forth in this Section 2.3(a);
(iii)    without duplication of any other amounts set forth in this Section 2.3(a), the amount of all Taxes, if any, allocated to Buyer pursuant to Article 12 but paid by Seller;
(iv)    an amount equal to the value of Imbalances attributable to the Assets owing to Seller as of the Effective Time, with the value to be based on $3.00 per MCF and $60.00 per Barrel; and
(v)    except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.
(b)    Downward by the sum of the following:
(i)    an amount equal to all proceeds received by Seller for the sale of the Hydrocarbons produced from the Assets from and after the Effective Time less amounts actually paid by Seller as royalties, overriding royalties and other burdens measured by or payable out of such production, and less severance taxes actually paid by Seller applicable to such production, except as otherwise accounted for pursuant to Section 2.3(a)(i);
(ii)    without duplication of any other amounts set forth in this Section 2.3(b), the amount of all Taxes, if any, allocated to Seller pursuant to pursuant to Article 12 but paid by Buyer;
(iii)    an amount equal to the value of Imbalances attributable to the Assets owed by Seller as of the Effective Time, with the value to be based on $3.00 per MCF and $60.00 per Barrel;
(iv)    the sum of the Allocated Values of the Assets subject to a Hard Consent being retained by Seller pursuant to Sections 8.2; and
(v)    except as expressly provided otherwise herein, any other amount provided for elsewhere in this Agreement or otherwise agreed in writing by the Parties.
(c)    To the extent applicable, the Adjustments pursuant to this Section 2.3 shall be determined in accordance with U.S. generally accepted accounting principles.

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2.4    Preliminary Settlement Statement. A mutually agreed upon preliminary settlement statement (the “Preliminary Settlement Statement”) is attached hereto as Schedule 2.4 and sets forth an estimate of the Adjustments and the Adjusted Purchase Price through and including the Closing Date.
2.5    Final Settlement Statement. No later than 180 Days after the Closing Date, Seller will deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth the actual amounts of Adjustments and the resulting Adjusted Purchase Price, together with associated back-up documentation. As soon as reasonably practicable, but in no event later than 30 Days after Buyer receives the Final Settlement Statement, Buyer may deliver to Seller a written report containing any changes that Buyer proposes to be made to such statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the statement as delivered by Seller will be deemed to be correct and will be final and binding on the Parties and not subject to further audit or arbitration. As soon as reasonably practicable, but in no event later than 15 Days after Seller receives Buyer’s written report, the Parties shall meet and undertake to agree on the final adjustments to the Final Settlement Statement. If the Parties fail to agree on the final adjustments within such 15-Day period, either Party may submit the disputed items to the Accounting Referee for resolution. The Parties shall direct the Accounting Referee to resolve the disputes within 20 Days after having the relevant materials submitted for review. The decision of the Accounting Referee will be binding on and non-appealable by the Parties. The fees and expenses associated with the Accounting Referee will be borne equally by the Parties. Any amounts owed by one Party to the other as a result of the Final Settlement Statement, together with interest on such amount from (and including) the Closing Date to (and excluding) the date of payment at the Prime Rate, will be paid within five Business Days after the date when the amounts are agreed upon by the Parties or the Parties receive a decision of the Accounting Referee, and the Adjustments included in the Final Settlement Statement will be final and binding between the Parties and not subject to further audit or arbitration.
2.6    Allocated Values.
(a)    Schedule 2.6 sets forth the agreed allocation of the Base Purchase Price among the Assets (the “Allocated Values”).
(b)    Seller and Buyer agree that for the purpose of making the requisite filings under Section 1060 of the Code and the Treasury regulations thereunder, the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Schedule 2.6 hereto (the “Purchase Price Allocation”). Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to prepare Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 2.3 or payments under Article 4 (treated as adjustments pursuant to Section 4.5). Neither Buyer nor Seller shall take any position inconsistent with such Purchase Price Allocation and neither Buyer nor Seller shall agree to any proposed

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adjustment to the Purchase Price Allocation by any Governmental Authority without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Purchase Price Allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Purchase Price Allocation.
2.7    Suspense Funds. Seller shall retain the Suspense Funds and shall remain responsible for administering the Suspense Funds in accordance with all applicable Laws, rules and regulations and shall be liable for the payment thereof to the proper parties, and such obligations shall be deemed part of the Retained Liabilities.
2.8    Assumed Liabilities. Upon Closing, Buyer assumes and hereby agrees to fulfill, perform, be bound by, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and liabilities of any kind whatsoever of Seller arising from or relating to the Assets, or the use, ownership and/or operation thereof, that are attributable to periods before, on or after the Effective Time, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts included in the Assets, (b) pay working interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (excluding the Suspense Funds) to the extent attributable to the Assets, (c) properly plug and abandon any and all wells and pipelines, including future wells, inactive wells or temporarily abandoned wells, drilled on the Assets, (d) to re-plug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary under applicable Laws or under Contracts or Surface Contracts, (e) dismantle or decommission and remove any Equipment and other property of whatever kind located on the Assets related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or remediate the Assets in accordance with any Contracts, Surface Contracts and applicable Laws, including all Environmental Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases, Permits, Surface Contracts and/or the Contracts, or as required by Law (the “Assumed Liabilities”); provided, Buyer does not assume (and Assumed Liabilities shall not include): (i) the Retained Liabilities, (ii) any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the ownership, use or operation of the Excluded Assets, (iii) any other Claims for which Seller is required to indemnify Buyer pursuant to Article 4; or (iv) any Environmental Liabilities arising during, related to or otherwise attributable to the period prior to the Closing Date.
ARTICLE 3
[INTENTIONALLY OMITTED]
ARTICLE 4
ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
4.1    Opportunity for Review. Each Party represents that it has had an adequate opportunity to review the release and indemnity provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the Parties agree to the provisions set forth below.

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4.2    Seller’s Indemnity Obligation. [***]

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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4.3    Buyer’s Indemnity Obligation. [***]

4.4    Threshold, Aggregate Threshold, Cap. [***]

4.5    Tax Treatment. The Parties shall treat, for Tax purposes, any amounts paid under this Article 4 as an adjustment to the Adjusted Purchase Price.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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4.6    Notice of Claims. If a Claim is asserted against a Person for which a Party may have Indemnity Obligations under this Agreement (an “Indemnity Claim”), the indemnified Person shall give the indemnifying Party written notice of the underlying Claim setting forth the particulars associated with the underlying Claim (including a copy of the written underlying Claim, if any) as then known by the indemnified Person (“Indemnity Claim Notice”). The indemnified Person shall, to the extent practicable, give an Indemnity Claim Notice within such time as will allow the indemnifying Party a reasonable period in which to evaluate and timely respond to the underlying Claim; provided failure to do so shall not affect an indemnified Person’s rights hereunder except for, and only to the extent of, any incremental increase in the cost of the Indemnity Claim resulting from the failure to give notice.
4.7    Defense of Non-Party Claims. Upon receipt of an Indemnity Claim Notice involving a Non-Party for which an indemnifying Party believes it may have an obligation of indemnity under this Agreement, the indemnifying Party shall, if it so elects in accordance with this Section 4.7 (without prejudice to its right to contest its obligation of indemnity under this Agreement), assume the defense of the Non-Party Claim with counsel selected by the indemnifying Party, and the indemnified Person shall cooperate in all reasonable respects. If any Non-Party Claim involves a fact pattern wherein each Party may have an obligation to indemnify the other Party, each Party may assume the defense of and hire counsel for that portion of the Non-Party Claim for which it may have an obligation of indemnity. In all instances, the indemnified Person may employ separate counsel and participate in the defense of any Non-Party Claim; provided, if the indemnifying Party has assumed the defense of a Non-Party Claim pursuant to this Section 4.7 and has agreed to indemnify the indemnified Person, the fees and expenses of counsel employed by the indemnified Person shall be borne solely by the indemnified Person. If the indemnifying Party elects by written notice to undertake the defense of the Non-Party Claim within 30 Days after receipt of the Indemnity Claim Notice, then (i) the indemnifying Party shall defend the indemnified Person against such Non-Party Claim, (ii) the indemnifying Party shall pay any judgment entered or settlement with respect to such Non-Party Claim, (iii) the indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim that (A) does not include a provision whereby the plaintiff or claimant in the matter releases the indemnified Person from all liability with respect to such Non-Party Claim, or (B) would restrict such indemnified Person’s ability to conduct its business in the ordinary course, and (iv) the indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to such Non-Party Claim without the indemnifying Party’s prior written consent. If the indemnifying Party has not elected to undertake the defense of a Non-Party Claim, or if the indemnifying Party assumes the defense of a Non-Party Claim pursuant to this Section 4.7 but fails to diligently defend against the Non-Party Claim within 30 Days following any written notice from such indemnified Person asserting such failure, then the indemnified Person shall have the right to defend, at the sole cost and expense of the indemnifying Party (to the extent the indemnified Person is entitled to indemnification hereunder), the Non-Party Claim by all appropriate proceedings. In such instances, the indemnified Person shall have full control of such defense and proceedings; provided, the indemnified Person shall not settle such Non-Party Claim without the written consent of the indemnifying Party; provided further, if the indemnifying Party fails to notify the indemnified Person

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in writing as to whether or not it consents to such settlement within 30 Days following its receipt of notice of such settlement from the indemnified Person, then such consent shall be deemed given. The indemnifying Party may participate in, but not control, any defense or settlement controlled by an indemnified Person pursuant to this Section 4.7, and the indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the other provisions of this Section 4.7, if the indemnifying Party disputes its potential liability to the indemnified Person under this Section 4.7 and if such dispute is resolved in favor of the indemnifying Party, the indemnifying Party shall not be required to bear the costs and expenses of the indemnified Person’s defense pursuant to this Section 4.7.
4.8    Investigation and Knowledge. Buyer acknowledges that it has had the opportunity to conduct due diligence and investigation with respect to the Assets, and in no event shall Seller have any liability to Buyer with respect to any breach of Seller’s representations, warranties or covenants under this Agreement to the extent Buyer had Knowledge of such breach as of the Closing Date.
4.9    Waiver of Certain Damages. EACH OF THE PARTIES EXPRESSLY WAIVES AND RELEASES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE AND RELEASE, SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, REMOTE, SPECULATIVE AND EXEMPLARY DAMAGES, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND WITH RESPECT TO ANY DISPUTE ARISING UNDER, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AGREEMENT, CONTRACT OR INSTRUMENT CONTEMPLATED HEREIN OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT, IN EACH CASE, TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEY’S FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER.
4.10    Extent of Indemnification. WITHOUT LIMITING THE SCOPE OF THE INDEMNIFICATION, DISCLAIMER, RELEASE AND ASSUMPTION OBLIGATIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE CLAIM OR INDEMNIFIABLE LOSS GIVING RISE TO ANY SUCH INDEMNITY OBLIGATION IS THE RESULT OF THE SOLE, PARTIAL, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY, OTHER LEGAL FAULT OR RESPONSIBILITY, OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON.
4.11    Survival. [***]

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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4.12    Environmental Liabilities. [***]
ARTICLE 5
DISCLAIMERS
BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 6 AND IN THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, NEITHER SELLER NOR ANY AFFILIATE OF SELLER MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE WITH RESPECT TO THE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE 6 AND IN THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER, FOR ITSELF AND ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED OR OTHERWISE, AND PROJECTIONS, FORECASTS, STATEMENTS OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, ASSOCIATED WITH THE ASSETS.
EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (a) TITLE TO ANY OF THE ASSETS, (b) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (c) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (d) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (e) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (f) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (g) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (h) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE
BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (i) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 6 OR THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 6.14, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS EXPRESSLY SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 6.14, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
BUYER ACKNOWLEDGES THAT THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, PRODUCTION, GATHERING AND TRANSPORTATION OF OIL AND GAS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTES OR OTHER SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE ASSETS OR ASSOCIATED WITH THE ASSETS. EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, PIPELINES, MATERIALS AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE ASSETS OR INCLUDED IN THE ASSETS MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS. FOR THE AVOIDANCE OF DOUBT, NORM SHALL

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NOT CONSTITUTE THE BASIS OF A BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 6.14.
ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES
Seller represents and warrants to Buyer the following:
6.1    Organization and Good Standing.
(a)    Seller is a limited liability company organized, validly existing and in good standing under the Laws of the State of Louisiana and has all requisite power and authority to own and/or dispose of the Assets.
6.2    Authority; Authorization of Agreement. Seller has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Seller, shall constitute, the valid and binding obligations of Seller, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
6.3    No Violations. Except for (i) Customary Post-Closing Consents and (ii) any consents or approvals listed on Schedule 6.3, Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:
(a)    conflict with any of the terms, conditions or provisions of the organizational documents of Seller;
(b)    violate any material provision of, or require any material filing, consent or approval under, any Laws applicable to Seller;
(c)    conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any Material Contract or financing instrument; or
(d)    result in the creation or imposition of any lien or encumbrance upon one or more of the Assets, except for the Permitted Encumbrances.

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6.4    Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.
6.5    Legal Proceedings. Schedule 6.5 sets forth all Legal Proceedings pending or, to Seller’s Knowledge, threatened in writing, against Seller in respect of any of the Assets.
6.6    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.
6.7    Taxes. [***]
6.8    Material Contracts. [***]
6.9    [***].
6.10    Preferential Rights. Except as set forth on Schedule 6.10, there are no preferential rights to purchase that are applicable to the transaction contemplated hereby (each, a “Preferential Right”).
6.11    Consents. Except as set forth on Schedule 6.3, there are no third party consent requirements that are applicable to the transaction contemplated hereby.
6.12    [***].
6.13    Current Commitments. Schedule 6.13 sets forth as of the Execution Date all authorities for expenditures in excess of $50,000 (“AFE’s”) (net to the interest of Seller) relating to the Oil and Gas Properties to drill or rework Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFE’s or commitments have not been completed as of the Execution Date.
6.14    [***].
6.15    Production Imbalances. Schedule 6.15 sets forth all Imbalances with respect to Oil and Gas Properties.
6.16    [***].
6.17    [***].
6.18    [***].
6.19    Liens. Except for Permitted Encumbrances, the Assets shall be conveyed to Buyer at the Closing free and clear of all liens and encumbrances by, through or under Seller.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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6.20    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by, or to the Knowledge of Seller threatened against, Seller or the Assets.
6.21    [***].
6.22    [***].
6.23    [***].
6.24    [***]

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller the following:
7.1    Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own the Assets.
7.2    Authority; Authorization of Agreement. Buyer has all requisite power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party. This Agreement constitutes, and the Operative Documents to which it is a party, when executed and delivered by Buyer, shall constitute, the valid and binding obligation of Buyer, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
7.3    No Violations. No consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer. Buyer’s execution and delivery of this Agreement and the Operative Documents, to which it is a party and the consummation of the transactions contemplated by this Agreement by it shall not:
(a)    conflict with or require the consent of any Person under any of the terms, conditions or provisions of the organizational documents of Buyer;
(b)    violate any provision of, or require any filing, consent or approval under any Laws applicable to Buyer; or
(c)    conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
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the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any material agreement or any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, except (in each case) where such conflict, breach or default would not materially affect Buyer’s ability to consummate the transactions contemplated hereby or (ii) any order, judgment or decree of any Governmental Authority.
7.4    Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.
7.5    Claims, Disputes and Litigation. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer, that would prevent the consummation of the transactions contemplated by this Agreement.
7.6    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.
7.7    Financing; Resources and Other Capabilities. Buyer has sufficient funds with which to pay the Adjusted Purchase Price and consummate the transactions contemplated by this Agreement. Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller with respect to the Assets.
7.8    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has (a) relied on the representations and warranties of Sellers set forth in Article 6 and in the other Operative Documents and (b) relied on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments, statements, projections or other material made or given by any representative, consultant or advisor of any Seller. Buyer acknowledges and affirms that on or prior to Closing, Buyer will have completed its independent investigation, verification, analysis, and evaluation of the Assets and made all such reviews and inspections of the Assets as it has deemed necessary or appropriate to consummate the transaction contemplated hereunder; provided, however, no such investigation, verification, analysis or evaluation (or absence thereof) shall reduce, modify, release or waive any of Seller’s obligations or liabilities hereunder or under any of the other Operative Documents.
7.9    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

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ARTICLE 8
COVENANTS
8.1    Release of Liens. Concurrent with the Closing, Seller shall procure and deliver to Buyer a release or releases, in recordable form, executed by the applicable Person of those liens and security interests encumbering any of the Assets, including those set forth on Schedule 8.1, and secure any debt facilities maintained by Seller or any Affiliate.
8.2    Consents.
(d)    Following Closing, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth on Schedule 6.3, a notice seeking such holder’s consent to the transactions contemplated hereby. Seller shall use commercially reasonable efforts to procure the consents set forth on Schedule 6.3, and Buyer shall reasonably cooperate with Seller in seeking to obtain such consents, but, in each case, without being obligated to pay any consideration or waive or release any right or privilege to obtain such consent.
(e)    For each consent to assignment set forth on Schedule 6.3, the failure to obtain such consent would cause or give rise to a Non-Party having a right to cause (i) the assignment of the Asset(s) affected thereby to Buyer to be void or voidable, (ii) the termination of a Lease or Surface Contract under the express terms thereof, or (iii) impose additional conditions on the proposed assignee that involve the payment of money, the posting of collateral security or the performance of other obligations by the assignee that would not be required in the absence of Seller’s assignment of the affected Asset (each, a “Hard Consent”), the affected Asset(s) shall be excluded from the Assets to be acquired by Buyer at Closing hereunder and the Purchase Price shall be reduced by the Allocated Value of the Asset(s) so excluded. In the event that a Hard Consent (with respect to any applicable Asset(s) excluded pursuant to this Section 8.2) that was not obtained prior to Closing is obtained within 180 days following Closing, then, Buyer shall purchase, within 10 days after such Hard Consent is obtained, such Asset(s) so excluded by Seller under the terms of this Agreement for the amount by which the Purchase Price was reduced at Closing due to the exclusion of such Asset(s) (as such amount is appropriately adjusted in accordance to Section 2.3 with respect to such Asset(s)), and Seller shall assign to Buyer such Asset(s) pursuant to an assignment in form substantially similar to the Assignment. Any portion of the Assets which are excluded from Closing and retained by Seller pursuant to the terms of this Section 8.2 shall be deemed to be Excluded Assets for all purposes under this Agreement unless and until such Assets are assigned to Buyer in accordance with the terms hereof.
(f)    For all Customary Post-Closing Consents and all consents to assignment set forth in Schedule 6.3, other than Hard Consents, for which Seller is unable to obtain consent from the applicable holders of such consents, (i) the Asset(s) subject to such un-obtained consents shall be acquired by Buyer at Closing as part of the Assets and (ii) Seller shall defend and indemnify the Buyer Group from any and all Claims arising from the failure to obtain such consent, but, in each case, only up to the Allocated Value of the affected Asset; provided that, for the avoidance of doubt, the defense and indemnity obligations set forth in this Section 8.2, if applicable, shall not be subject to the limitations set forth in Section 4.4.

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8.3    Approvals of Governmental Authorities.
(a)    Seller and Buyer shall use their commercially reasonable efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary or reasonably advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Authorities and officials and parties to contracts with the Parties that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated by this Agreement and all Parties hereto will cooperate fully with the other Parties hereto in promptly seeking to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.
(b)    The Parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 8.3(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information hereunder. Each Party shall use its commercially reasonable efforts to provide or cause to be provided promptly to the other Party all necessary information and assistance as any Governmental Authority may from time to time require in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, orders or expiration of waiting periods in relation to these filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Authority. Each Party shall permit the other Party to review and discuss in advance, and shall consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities with respect to such filings. In addition, neither Party shall agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, review, investigation or other inquiry concerning this Agreement or the transactions contemplated by this Agreement, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Each Party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. The Parties shall, and shall cause their respective Affiliates to use their commercially reasonable efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Assets; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(c)    Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Buyer or Seller, or any of their respective Affiliates, without its written

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consent, to sell, license, dispose of, hold separate or operate in any specified manner any assets or businesses of Buyer or Seller (or to require Buyer or Seller or any of their respective Affiliates to agree to any of the foregoing).
8.4    Efforts. Each Party shall use commercially reasonable efforts to take all actions and to do all things necessary to consummate, make effective and comply with all of the terms of this Agreement. Without limiting the generality of the foregoing, from time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 8.2. Promptly after Closing, Buyer shall: (a) record the Assignment and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Authorities and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Authorities; and (c) except as otherwise provided for herein, actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals. Promptly after Closing, Seller shall deliver all notices that are required to be delivered in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder.
8.5    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by any Seller or its Affiliates with Governmental Authorities and relating to the Assets (collectively, the “Seller Bonds”) are transferable to Buyer. As more particularly set forth in the Contract Operating Services Agreement, Seller shall use commercially reasonable efforts to retain and continue to maintain the Seller Bonds after Closing, at Buyer’s sole cost, to the extent necessary to operate the Assets. Except to the extent Seller is able to retain any Seller Bonds on behalf of Buyer in accordance with the terms of the Contract Operating Services Agreement, on or before 30 days following Closing, Buyer, at its sole cost, shall obtain replacement bonds, letters of credit and guarantees, including those described on Schedule 8.5, to the extent such replacements are necessary for Buyer’s ownership and/or operation of the Assets. Subject to the terms of the Contract Operating Services Agreement, following Closing, Buyer and Seller shall cooperate and use commercially reasonable efforts to cause the cancellation of the Seller Bonds; provided that any costs required for the cancellation of the Seller Bonds shall be borne solely by Sellers. Subject to the terms of the Contract Operating Services Agreement, in addition, promptly following Closing, Buyer shall, to the extent applicable, deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.
8.6    Records in Seller’s Possession. Seller shall retain originals of all Records following Closing and during the term of the Contract Operating Services Agreement, and shall provide Buyer, its Affiliates and each of their officers, employees and representatives with access to the Records

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during normal business hours for review and copying at Buyer’s expense during such time. Within 10 Business Days after the termination of the Contract Operating Services Agreement (except as provided below), Seller shall make available to Buyer the Records for pickup from Seller’s (and/or its Affiliates’) offices during normal business hours. Buyer shall retain and maintain the Records received from Seller for a period of 5 years after Closing. During such period of time, Buyer shall (a) provide Seller, its Affiliates and each of their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (b) provide Seller, and its Affiliates and each of their officers, employees, and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 4.2 for review and copying at Seller’s expense subject to such reasonable limitations as Buyer may place upon such review as a result of such materials being subject to legal privilege, confidentiality obligations, or Buyer’s trade secrets.
8.7    Preferential Rights.
(a)    At Closing, each portion of the Assets subject to a Preferential Right set forth on Schedule 6.10 (each, a “Preferential Right Property”), shall be excluded from the transactions hereunder, and the Base Purchase Price shall be reduced by the Allocated Value of the excluded Preferential Right Property.
(b)    Following Closing, with respect to each Preferential Right set forth on Schedule 6.10, Seller shall send to the holder of each such right a written notice in material compliance with the contractual provisions applicable to such Preferential Right. Seller shall use commercially reasonable efforts to obtain waivers of all applicable Preferential Rights; provided, however, Seller shall not be obligated to pay any consideration to the holder of any Preferential Right in order to obtain the waiver thereof or compliance therewith.
(c)    Following Closing, if the holder of a Preferential Right exercises a Preferential Right, Seller shall be entitled to all proceeds from such holder. If the holder of any Preferential Right Property (i) declines to exercise its Preferential Right or (ii) fails to consummate the purchase of the Preferential Right Property covered by such right and such holders’ rights to purchase such Preferential Right Property have expired, then Seller shall notify Buyer and Buyer shall purchase, on or before 10 Business Days following receipt of such notice, the Preferential Right Property under the terms of this Agreement for a price equal to the Allocated Value of such Preferential Right Property.
ARTICLE 9
[INTENTIONALLY OMITTED]
ARTICLE 10
THE CLOSING
10.1    Closing. Contemporaneously with the execution of this Agreement, the closing of the transactions contemplated by this Agreement shall take place at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700 Houston, Texas 77002, on the 4th day of June, 2015 (the “Closing

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Date”). Seller has provided Buyer with wiring instructions designating the account or accounts to which the Closing Amount is to be delivered.
10.2    Obligations of Seller at Closing. At Closing, Seller shall deliver or cause to be delivered to Buyer, unless waived by Buyer, the following:
(a)    originals of the Assignment executed by Seller in sufficient counterparts and modified as necessary for recording in all applicable jurisdictions;
(b)    originals of the Affiliate Assignment executed by Seller in sufficient counterparts and modified as necessary for recording in all applicable jurisdictions;
(c)    assignments in form required by any Governmental Authority for the assignment of any Assets controlled by such Governmental Authority, duly executed by Seller, in sufficient duplicate originals to allow recording and/or filing in all appropriate offices;
(d)    executed originals of the Contract Operating Services Agreement;
(e)    executed originals of the Certificate of Non-Foreign Status;
(d)    certificates of good standing from the states of Oklahoma and Louisiana;
(f)    letters-in-lieu of transfer or division orders executed by Seller relating to the Assets to reflect the transaction contemplated hereby, which letters shall be on forms prepared by Seller and reasonably satisfactory to Buyer;
(g)    any other forms required by any Governmental Authority relating to the assignments of the Assets to Buyer; and
(h)    duly executed releases and terminations of the mortgages, deeds of trust, assignments of production, financing statements, fixture filings, and other encumbrances and interests burdening the Assets (or any thereof), including those set forth on Schedule 8.1, which shall, in each case, be in form and substance reasonably satisfactory to Buyer and forms of which shall have been delivered to Buyer on or before the Closing Date,
Seller shall take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Buyer.
10.3    Obligations of Buyer at Closing. At Closing, Buyer shall deliver or cause to be delivered to Seller, unless waived by Seller, the Closing Amount by wire transfer. Buyer shall also take such other actions and deliver such other documents as are contemplated by this Agreement or as may be reasonably requested by Seller.
10.4    Option Rights.
(a)    For a period of 180 days following Closing (the “Option Period”), Buyer shall have the option upon written notice to Seller to acquire, at no additional cost, all or a portion

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of Seller’s remaining interest in (but only to the extent Seller owns such interest as of the Closing Date) any oil, gas and/or mineral leases located in the State of Oklahoma (the “Option Leases”), together with any Hydrocarbon, disposal or injection wells located on the Option Leases and any associated equipment and other tangible personal property, fixtures and improvements used or held for use in connection with the ownership or operation of the foregoing, but excluding, in each case, the DDA Properties and the Shallow Depth Properties (collectively, the “Option Properties”). For the avoidance of doubt, the Option Properties do not include, and this Section 10.4 shall not apply to, any oil, gas and/or mineral leases, assets or other real or personal property acquired by Seller following the Closing Date.
(b)    In the event Buyer elects to acquire all or a portion of the Option Properties, Buyer shall provide Seller written notice on or before the last day of the Option Period setting forth those Option Properties Buyer has elected to acquire. Within 10 Business Days following Buyer’s written notice, Seller shall assign the applicable Option Properties to Buyer using the form of Assignment attached hereto. Upon assignment, the Option Properties being assigned shall be deemed Assets for all purposes under this Agreement, including for purposes of the Assumed Liabilities. For any Option Properties for which Buyer fails to timely deliver notice in accordance with this Section 10.4 electing to acquire during the Option Period, Buyer shall have no further option to acquire such properties under the terms of this Agreement.
10.5    Employees. Buyer or its Affiliates may offer employment, effective as of or after the Closing Date, to any Oklahoma based employees of Seller or any of its Affiliates who provide services in relation to the Assets (“Seller Employees”); provided, however, that the actual hiring date of any Seller Employees to be employed by Buyer, but required by Seller or its Affiliates for the provision of “Services” under the Contract Operating Services Agreement, shall not be earlier than the termination date of the Contract Operating Services Agreement without the mutual agreement of the Parties. Seller Employees hired by the Buyer or its Affiliates shall be treated as newly hired employees of the Buyer or its Affiliates for all purposes. Seller shall, and shall cause its Affiliates to, cooperate with the Buyer or its Affiliates to effect an orderly and cost effective transition of any such Seller Employees. Seller shall, and shall cause its Affiliates to, cooperate with the Buyer or its Affiliates by releasing Seller Employees from any covenants not to compete or any similar applicable agreements.
ARTICLE 11
[INTENTIONALLY OMITTED]
ARTICLE 12
TAXES
12.1    Like Kind Exchange. Buyer and Seller agree that either party (the “Exchange Party”) may reasonably request cooperation of the other party (the “Cooperating Party”) in completing a like-kind exchange which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code (a “1031 Exchange”). The Cooperating Party shall provide reasonable cooperation requested by the Exchange Party in implementing the 1031 Exchange. This cooperation shall not subject Cooperating Party to any additional liability beyond its existing obligations under this Agreement. The Exchange Party shall indemnify the Cooperating Party

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against any and all costs and expenses incurred with respect to furnishing such cooperation and reimburse the Cooperating Party, upon demand, for any increased expense incurred by the Cooperating Party relating to this 1031 Exchange. Cooperating Party shall not be obligated to take title to any property, other than the Assets, in the case of Buyer. A 1031 Exchange shall not delay the Closing. The accomplishment of the 1031 Exchange is not a condition to the Exchange Party’s obligations under this Agreement, and the Exchanging Party shall in all events remain liable for its obligations under this Agreement, including upon the Exchange Party’s failure to locate an exchange property or to consummate a like-kind exchange for any reason or for no reason at all (other than on account of Cooperating Party’s material breach of this Agreement). Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the like-kind exchange.
12.2    Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of Buyer and Seller agrees (a) to retain all books and records with respect to Tax matters pertinent to the acquired Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, each party shall allow the other Party the option of taking possession of such books and records prior to their disposal. Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Taxing Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated.
12.3    Property and Excise Taxes. All ad valorem, real property, personal property, and similar Taxes assessed on the Assets (“Property Taxes”) and excise Taxes associated with any of the Assets (“Excise Taxes”) are Seller’s obligation for periods before the Effective Time and Buyer’s obligation for periods from and after the Effective Time; provided that, if the taxable period with respect to such a Tax begins on or before and ends after the Effective Time, then such Tax shall be attributable to the portions of such taxable period before and after the Effective Time based on the relative number days in each portion of such taxable period. If either party pays Property Taxes or Excise Taxes for which the other party is responsible, and the amount of such payment is not taken into account as an adjustment to the Base Purchase Price under Section 2.3, then upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for the nonpaying party’s share of such Taxes.
12.4    Severance Taxes. Seller shall bear and pay all severance or other Taxes based upon or measured by Hydrocarbon production from the Assets, or the receipt of proceeds therefrom, to the extent attributable to production from the Assets before the Effective Time. Buyer shall bear

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and pay all such Taxes on production from the Assets from and after the Effective Time. Seller shall withhold and pay on behalf of Buyer all such Taxes on production from the Assets between the Effective Time and the Closing Date, and the amount of any such payment shall be reimbursed to Seller as an adjustment to the Base Purchase Price pursuant to Section 2.3. If either party pays any such Taxes owed by the other, and the amount of such payment is not taken into account as an adjustment to the Base Purchase Price under Section 2.3, then upon receipt of evidence of payment the nonpaying party will reimburse the paying party promptly for the nonpaying party’s share of such Taxes
12.5    Transfer Taxes. Seller shall pay all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the acquisition of the Assets contemplated by this Agreement or any other transaction document. Upon receipt of invoice from Seller, Buyer shall promptly reimburse Seller for all Transfer Taxes paid by Seller. Buyer and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
ARTICLE 13
MISCELLANEOUS
13.1    Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by: (a) U.S. mail with all postage and other charges fully prepaid, (b) electronic mail with a PDF of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent), or (c) facsimile transmission. A notice shall be deemed effective on the date on which such notice is received by the addressee, if by mail, or on the date sent, if by facsimile (as evidenced by fax machine confirmation of receipt) or if by electronic mail (as evidenced by computer generated confirmation of receipt); provided, if such date is not a Business Day, then date of receipt shall be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change.
If to Seller:

PetroQuest Energy, L.L.C.
1800 Hughes Landing Blvd., Suite 200
The Woodlands, Texas 77380
Attn: Tracy Price, Vice President of Business Development & Land
Telephone: (281) 465-3920 Facsimile: (281) 465-3999
Email: tprice@petroquest.com

With a copy to (which shall not constitute notice):

PetroQuest Energy, L.L.C.
400 East Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508

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Attn:    Ed Abels, Executive Vice President & General Counsel
Facsimile: (337) 232-0044
Email: eabels@petroquest.com

If to Buyer:

WSGP Gas Producing, LLC
601 Travis Street, Suite 1900
Houston, Texas 77002
Facsimile: 713-751-0375
Attn:    Larry Wall
Email: Larry.Wall@nexteraenergy.com

With a copy to (which shall not constitute notice):

Karina Amelang
601 Travis Street, Suite 1900
Houston, Texas 77002
Facsimile: 713-751-0375
Email: Karina.Amelang@nexteraenergy.com

13.2    Transaction and Filing Costs. Buyer, at its sole cost, shall be responsible for recording and filing documents associated with the transfer of the Assets to it, including filing the assignments with appropriate federal, state and local Governmental Authorities as required by applicable Law. Buyer, at its sole cost, shall also be responsible for any and all stamp, documentary, real property transfer, sales, gross receipts, use or similar Taxes or assessments resulting from its acquisition of the Assets contemplated by this Agreement. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings including filings with the appropriate state counties and parishes.
13.3    Amendments and Severability. No amendments or other modifications to this Agreement shall be effective or binding on either of the Parties unless the same are in writing, designated as an amendment or modification, and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.
13.4    Successors and Assigns. Except as set forth in this Section 13.4, this Agreement may not be assigned, either in whole or in part, without the express written consent of the non-assigning Party, such consent not to be unreasonably withheld, conditioned or delayed. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Notwithstanding the foregoing, (i) Buyer may assign either this Agreement or any of its rights or interests hereunder without the prior written approval of the other Party to a third-party accommodator or qualified

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intermediary in connection with any like-kind exchange, as described in Section 12.1, and (ii) either Party may assign this Agreement and its rights and obligations hereunder to any Affiliate of such Party; provided, however, that no such assignment shall relieve either Party of any of its obligations or liabilities under this Agreement.
13.5    Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and may not be considered in the interpretation or construction of this Agreement.
13.6    Governing Law; Jurisdiction; Waiver of Trial by Jury.
(a)    THIS AGREEMENT IS GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)    THE PARTIES AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, SO LONG AS SUCH COURT HAS SUBJECT MATTER JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING (OR, IF REQUIREMENTS FOR FEDERAL JURISDICTION ARE NOT MET, STATE COURTS LOCATED IN HARRIS COUNTY, TEXAS), AND THAT ANY CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF TEXAS, AND EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD, WHETHER WITHIN OR WITHOUT THE JURISDICTION OF ANY SUCH COURT.
(c)    WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY, THE PARTIES AGREE TO WAIVE TRIAL BY JURY.
13.7    No Partnership Created. It is not the purpose or intention of this Agreement to create (and it should not be construed as creating) a joint venture, partnership or any type of association, and the Parties are not authorized to act as an agent or principal for each other with respect to any matter related hereto.

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13.8    Public Announcements. Neither Seller nor Buyer (including any of their agents, employees or Affiliates in either case) may issue a public statement or press release with respect to the transaction contemplated hereby (including the price and other terms) without the prior written consent of the other Party, except as required by any applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates.
13.9    No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller and Buyer, their successors and permitted assigns or the express beneficiaries of indemnity provisions to any Claim, cause of action, remedy or right of any kind whatsoever; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of the express beneficiaries of the indemnity provisions (but shall not be obligated to do so).
13.10    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
13.11    Construction. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment. Moreover, the Parties have participated jointly in the negotiation and drafting of this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, not be applied in the interpretation or construction of this Agreement.
13.12    Conspicuousness of Provisions. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PROVISIONS CONTAINED IN THIS AGREEMENT THAT ARE SET OUT IN “BOLD” AND/OR ALL CAPS SATISFY THE REQUIREMENT OF THE “EXPRESS NEGLIGENCE RULE” AND ANY OTHER REQUIREMENT AT LAW OR IN EQUITY THAT PROVISIONS CONTAINED IN A CONTRACT BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.
13.13    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, all of which when taken together shall constitute one and the same agreement.

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13.14    Entire Agreement. This Agreement supersedes all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the Parties with respect to the subject matter hereof and constitute the entire understanding and agreement between the Parties with respect thereto.
[signatures follow on next page]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first set forth above.
SELLER:

PETROQUEST ENERGY, L.L.C.

By: /s/ W. Todd Zehnder
Name: W. Todd Zehnder
Title: Chief Operating Officer

BUYER:

WSGP GAS PRODUCING, LLC

By: /s/ Lawrence A. Wall, Jr.
Name: Lawrence A. Wall, Jr.
Title: President

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